               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     The Dress Barn, Inc.
..................................................................
     (Name of Registrant as Specified In Its Charter)


..................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901

                            NOTICE OF ANNUAL MEETING

To the Shareholders of THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Company's principal executive offices at 30 Dunnigan Drive, Suffern, New York, on Monday, December 9, 2002 at 9:00 A.M. for the following purposes:

1. To elect four Directors; and

2. To transact such other business as may properly come before the meeting or any adjournments thereof.


         Only shareholders of record at the close of business on November 1, 2002 will be entitled to notice of and to vote at said meeting.

         By Order of the Board of Directors.





                                               ELLIOT S. JAFFE
                                               Chairman of the Board





November 11, 2002




================================================================================

NOTE: Shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please complete, sign and send in your proxy promptly in the enclosed envelope so your vote can be recorded. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 27, 2002.
================================================================================

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901


                                 PROXY STATEMENT


         This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on December 9, 2002, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about November 11, 2002.

         The Company had outstanding 29,108,576 shares of common stock on the record date of November 1, 2002. Each share of common stock of the Company outstanding on the record date is entitled to one vote at the Annual Meeting and any adjournments thereof. Voting is not cumulative. The Company is required to have a quorum to hold the Annual Meeting. A quorum is a majority of the outstanding shares, present or represented by proxy. Abstentions and broker "non-votes" are counted for purposes of determining a quorum. An abstention is a properly signed proxy card, which is marked "abstain". A broker "non-vote" occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

         The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. The shareholder may revoke any proxy at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company).


                              ELECTION OF DIRECTORS
                                (Proposal No. 1)


         The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three-year term of office and each class of Directors as nearly equal in the number of Directors as possible. The current number of Directors is eight. At the 2002 Annual Meeting of Shareholders four Directors are to be elected: three for a three-year term; and one for a one year term. The Board has nominated Edward D. Solomon. Klaus Eppler and Roslyn S. Jaffe for election for a three-year term. Mr. Solomon's and Mr. Eppler's three-year terms of office as director expire at the 2002 Annual Meeting. Ms. Jaffe is being nominated for a three-year term expiring at the 2005 annual Meeting, although her current term of office as Director would not expire until the 2003 Annual Meeting. The Board has nominated John Usdan, who was added to the Board in 2002, for election for a one-year term.

         Directors will be elected by a plurality of the votes cast for that class of directors at the Annual Meeting. This means that the three nominees with the most votes for election for a three-year term will be elected, and that the nominees with the most votes for the one-year term will be elected. We will count only votes cast for a nominee, except that your proxy will be voted FOR the four nominees described in this Proxy Statement unless you instruct us to the contrary in your proxy.

         The Board of Directors recommends that the shareholders vote FOR the election of all nominees for Director.

Information Regarding Nominees for Election as Director

         For Three Year Terms Expiring in 2005

         Name of Director and Age                     Director Since
         ------------------------                     --------------
         Edward D. Solomon, 71...............................1990
         Klaus Eppler, 72....................................1993
         Roslyn S. Jaffe, 73.................................1966

         EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. Until 1993 he was Chief Executive Officer of Shoe-Town, Inc.

         KLAUS EPPLER is a pensioned partner in the law firm of Proskauer Rose LLP, General Counsel for the Company. He was an equity partner of Proskauer Rose LLP from 1965 to 2001. Mr. Eppler is also a Director of Bed Bath & Beyond Inc.

         ROSLYN S. JAFFE has been the Company's Secretary since the founding of the Company in 1962 and Treasurer since 1983. Roslyn S. Jaffe is the spouse of Elliot S. Jaffe, Chairman of the Board, and they are the parents of David R. Jaffe and Elise Jaffe, executive officers of the Company.


         For One Year Term Expiring in 2003

         Name of Director and Age                     Director Since
         ------------------------                     ---------------
         John Usdan, 44......................................  2002

         JOHN UDSAN has, since 1981, been President of Midwood Management Corporation, a company specializing in real estate ownership, development and management. Mr. Usdan serves as Director of Merchants National Properties.


Information Regarding Incumbent Directors


         Directors With Terms Expiring in 2003

         Name of Nominee and Age                      Director Since
         ------------------------                     --------------
         David R. Jaffe, 43..................................2001
         Donald Jonas, 73....................................1989

         DAVID R. JAFFE became President and Chief Executive Officer in February 2002. Previously he had been Vice Chairman and Chief Operating Officer and a member of the Board of Directors since September 2001. Mr. Jaffe joined the Company in 1992 as Vice President Business Development and became Senior Vice President in 1995, Executive Vice President in 1996 and Vice Chairman in February 2001. He is the son of Elliot S. and Roslyn S. Jaffe.

         DONALD JONAS was until 2001 Chairman of the Board of Lechters, Inc., a retailer of houseware products. From 1984 until 2000 Mr. Jonas was also the Chief Executive Officer of Lechters, Inc.

         Directors With Terms Expiring in 2004

         Name of Director and Age                     Director Since
         ------------------------                     ---------------
         Elliot S. Jaffe, 76.................................1966
         Burt Steinberg, 57..................................1983

         ELLIOT S. JAFFE, Chairman of the Board and founder of the Company, was Chief Executive Officer since the founding of the Company in 1962 until February 2002. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Smith Barney Family of Funds.

         BURT STEINBERG, Executive Director, was Chief Operating Officer of the Company from 1989 until September 2001, first as President and then as Vice Chairman since January 2001. Mr. Steinberg was in charge of the Company's merchandising activities from 1982 until January 2001. He is also a Director of Provident Bancorp, Inc.


Committees and Meetings of the Board of Directors

         The Company has a standing Audit and a standing Compensation and Stock Option Committee of the Board of Directors. The Board of Directors held four meetings; the Audit Committee held five meetings and the Compensation and Stock Option Committee held three meetings during the year ended July 27, 2002 ("fiscal 2002"). In addition, various actions were taken by the Board of Directors and these Committees without a meeting.

         Donald Jonas and Edward D. Solomon are the members of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans. The Board of Directors has no standing nominating committee.

         The Audit Committee consists of Edward D. Solomon, Klaus Eppler and John Usdan. The function of this Committee has been to assist the Board of Directors in fulfilling its oversight responsibilities of reviewing the Company's financial reports and information and its auditing, accounting and financial reporting processes. In addition, the functions of this Committee currently include, among other things, recommending to the Board the engagement or discharge of independent auditors, discussing with the auditors their review of the Company's quarterly results, discussing with the auditors and management the audited financial statements and the Company's internal accounting controls and approving any non-audit services provided by the auditors.


Compensation of Directors

         In fiscal 2002, the Company paid its Directors who were not also officers of the Company a Director's fee of $15,000 per year for services rendered as Director. In addition, Committee Chairpersons received an additional $1,000 per year. While maintaining the $15,000 per year Director's fee, the Company is adding meeting attendance and committee membership fees for Directors during the fiscal year ending July 28, 2003 ("fiscal 2003"). Outside directors are also granted non-qualified stock options, generally with vesting over a three-year period from the date of the option grant. Directors who are officers of the Company do not receive additional compensation for their services as Directors.

                             AUDIT COMMITTEE REPORT


         The Audit Committee currently consists of the three directors listed below. The Board of Directors has determined that the membership of the Audit Committee meets the independence and experience requirements as defined under the NASDAQ's current listing standards. The Committee has adopted a written Audit Committee Charter.

         The Audit Committee discussed the auditors' reviews of quarterly financial information with the auditors prior to the release of that information and the filing of the Company's quarterly reports with the Securities and Exchange Commission. The Audit Committee also has met and held discussions with management and the independent auditors with respect to the audited year-end financial statements. Further, the Committee discussed with the auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), received the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors the auditors' independence. The Committee reviewed and approved the non-audit services provided by the auditors. Based on these discussions and the written disclosures received from the auditors, the Committee recommended that the Board of Directors include the audited financial statements in the Company's Annual Report on Form 10-K for the year ended July 27, 2002.

         This report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934 and is not incorporated by reference into any filings that the Company may make with the Securities and Exchange Commission.



AUDIT COMMITTEE

Edward D. Solomon
Klaus Eppler
John Usdan (as of September 15, 2002)


                       INFORMATION REGARDING THE AUDITORS


         It is anticipated that Deloitte & Touche LLP will act as auditors with respect to the financial statements of the Company for the current fiscal year. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting, will be given the opportunity to address the meeting, and will be available to respond to questions.

         The aggregate fees billed or to be billed for professional services for the audit of the Company's financial statements for fiscal 2002, including the reviews of the quarterly financial statements during the year, were approximately $313,000. There were no fees billed by Deloitte & Touche LLP to the Company for financial information systems design and implementation for fiscal 2002. Other fees billed by Deloitte & Touche LLP during fiscal 2002 were $292,500, consisting of tax services ($154,000), benefit plan audits ($18,500) and due diligence services ($120,000). The Audit Committee has considered whether the provision of the services other than the audit and quarterly review services is compatible with maintaining Deloitte & Touche LLP's independence.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


         The table below sets forth information regarding ownership of the common stock of the Company as of November 1, 2002 for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's Directors and executive officers named in the Summary Compensation Table and by all Directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                                             Number of
                                                             Shares of
                                                           Common Stock
                                                           Beneficially         Percentage
Name and Address of Beneficial Owner:                          Owned             of Class
------------------------------------                       ------------         ----------
Directors and Executive Officers (1):
Elliot S. Jaffe (2)...........................................7,657,332             26.12%
Roslyn S. Jaffe (3).............................................117,628              *
David R. Jaffe (4)..............................................158,007              *
Burt Steinberg (5)...............................................30,795              *
Elise Jaffe (6)..................................................24,603              *
Klaus Eppler (7).................................................10,470              *
Edward D. Solomon (8).............................................6,930              *
Donald Jonas (9)..................................................6,866              *
Eric Hawn.........................................................2,113              *
Keith Fulsher.....................................................1,426              *
Armand Correia........................................................0              *
John Usdan............................................................0              *
All Directors and Executive Officers as a group
 (consisting of 13 persons) (10)..............................8,018,392             27.35%

* Represents less than 1% of class



Other Beneficial Owners:
Snyder Capital Management, L.P. (11)..........................3,989,000             13.61%
   350 California Street, Suite 1460
   San Francisco, CA 94104-1436

Dalton, Greiner, Hartman, Maher & Co (11).....................2,859,614              9.76%
   565 Fifth Avenue, Suite 2101
   New York, NY 10017

Dimensional Fund Advisors, Inc. (11)..........................2,391,446              8.16%
   1299 Ocean Avenue, 11th Floor
   Santa Monica, CA 90401

Bank of America Corporation and Affiliates (11)...............2,176,975              7.43%
   100 North Tryon Street
   Charlotte, NC 28255

Vanguard Horizon Funds/.......................................2,100,000              7.16%
   Vanguard Capital Opportunity Fund (11)
   100 Vanguard Blvd.
   Malvern, PA 19355

Stadium Capital Management, LLC (11)..........................1,999,700              6.82%
   430 Cowper Street, Suite 200
   Palo Alto, CA 94301

--------------------------------------------------------------------------------

(1) The business address for all Directors and Executive Officers is c/o The Dress Barn Inc., 30 Dunnigan Drive, Suffern, New York 10901

(2) Consists of 346,672 shares (0.93%) owned directly by Elliot S. Jaffe and 7,310,660 shares (19.60%) owned by Elliot S. Jaffe as trustee of a family trust (the "Trust"). Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Trust and under the rules of the SEC is deemed to be the beneficial owner of such shares.

(3) Consists of shares owned directly by Roslyn S. Jaffe. See also Footnote (2) above.

(4) Consists of shares 13,207 shares owned directly by Mr. Jaffe and 144,800 shares covered by options exercisable within 60 days of November 1, 2002. See also Footnote (2) above.

(5) Consists of 10,795 shares owned directly by Mr. Steinberg and 20,000 shares covered by options exercisable within 60 days of November 1, 2002.

(6) Consists of shares 6,603 shares owned directly by Ms. Jaffe and 18,000 shares covered by options exercisable within 60 days of November 1, 2002. See also Footnote (2) above.

(7) Consists of 3,804 shares owned directly by Mr. Eppler and 6,666 shares covered by options exercisable within 60 days of November 1, 2002.

(8) Consists of 264 shares owned directly by Mr. Solomon and 6,666 shares covered by options exercisable within 60 days of November 1, 2002.

(9) Consists of 200 shares owned directly by Mr. Jonas and 6,666 shares covered by options exercisable within 60 days of November 1, 2002.

(10) Includes shares owned by the Trust as well as 205,020 shares covered by options held by Directors and executive officers exercisable within 60 days of November 1, 2002.

(11) Based solely on information set forth in the latest Schedule 13G's or
     Schedule 13G/A's filed with the Securities and Exchange Commission, which may or may not include shares tendered to and accepted by the Company in conjunction with its Tender Offer that expired October 18, 2002.

                             EXECUTIVE COMPENSATION


Summary Compensation Table


         The following table sets forth certain information regarding the compensation for each of the three fiscal years earned by the five highest-paid executive officers of the Company as of July 27, 2002 (including the two executive officers who served as Chief Executive Officer during fiscal 2002), whose total annual salary and bonus from the Company for the year then ended exceeded $100,000.

                                                                                                          Long-Term
                                                                       `                             Compensation Awards
                                                                                                 Stock
        Annual Compensation           Fiscal                                                    Options          All Other
    Name and Principal Position        Year         Salary ($)     Bonus ($)      Other ($)        (#)       Compensation ($)
    ---------------------------        ----         ----------     ---------      ---------     -------      ----------------
                                                     (1)              (2)                                           (3)
Elliot S. Jaffe                          2002         $675,000(4)      $270,000        -----       -----      $16,154(4)(5)
  Chairman of the Board                  2001          700,000          119,980        -----       -----       16,491(4)(5)
                                         2000          650,000          130,000        -----     300,000       20,144(4)(5)


David R. Jaffe                           2002          525,961(6)       220,833        -----     150,000       49,785(5)(6)
   President and                         2001          300,000           31,710        -----       -----       49,654(5)(6)
     Chief Executive Officer             2000          289,000           43,677        -----     250,000       40,208(5)(6)


Keith Fulsher                            2002          219,645           61,388        -----      80,000             19,636
   Senior Vice President and
General Merchandise Manager


Armand Correia                           2002          230,000           69,000        -----       -----             60,773
   Senior Vice President and             2001          230,000           33,511        -----       -----             60,761
    Chief Financial Officer              2000          221,000           42,255        -----     120,000             14,656


Eric Hawn                                2002          226,000           42,612        -----       -----             44,211
   Senior Vice President                 2001          226,000           10,000        -----       -----             44,406
     Store Operations                    2000          226,000           20,000        -----      80,000             16,243

--------------------------------------------------------------------------------

(1) Includes all payments of salary and salary deferred through the Company's Executive Retirement Plan.

(2) Includes bonuses payable under the Company's Management Incentive Plan for the fiscal year.

(3) Amounts consist of the Company's contribution under the Company's Executive Retirement Plan and 401(k) plan, associated insurance and additional life insurance as part of the Company's "split-dollar" insurance program for designated executives and officers.

(4) Mr. Elliot S. Jaffe is employed by the Company pursuant to an agreement expiring July 2005 that contains two successive automatic one-year renewal provisions. The agreement provides for a reduction in Mr. Jaffe's salary to $600,000 per year while he continues as an executive Chairman of the Board with active involvement in senior management. Mr. Jaffe may elect to terminate his active involvement in senior management after July 2004. Following termination of Mr. Jaffe's active involvement in senior management, his salary (in the nature of a pension payment) will be reduced to $300,000 (subject to cost of living increases). While in the non-executive capacity, Mr. Jaffe is obligated to provide limited advisory and consultative services and remains subject to non-competition restrictions. The agreement provides that he will have the customary duties and responsibilities of a non-executive Chairman of the Board with a right in the Company to change his title to Chairman Emeritus or the like. The Board of Directors of the Company also has the right in its discretion to increase Mr. Jaffe's salary. The agreement entitles Mr. Jaffe, while he continues as Executive Chairman of the Board, to participate in all of the Company's pension, insurance, bonus, incentive and other benefit plans and also provides for certain perquisites, including the use of a Company automobile and driver, the use of the Company's apartment in New York City and tax preparation services. During the period of employment in a non-executive capacity, he is entitled to participate in all insurance plans and programs (and, in any event, to health insurance coverage), tax preparation services and office and secretarial and administrative assistance. The agreement provides for payments of one year's salary following termination of employment by reason of death and two year's salary upon a termination following a change in control of the Company.

(5) Does not include the cost of maintaining the Company's apartment in New York City, which aggregated $88,490 in fiscal 2002, $85,120 in fiscal 2001 and $71,800 in fiscal 2000.

(6) Mr. David R. Jaffe is employed by the Company pursuant to a three-year agreement expiring July 2005, which contains automatic one-year renewal provisions. The agreement provides for an annual salary of $650,000 per year or such higher salary as the Compensation Committee of the Board may from time to time set. The agreement entitles Mr. Jaffe to participate in all of the Company's pension, insurance, bonus, incentive and other benefit plans, including the Company's Management Incentive Plan and its stock option plans. It also provides for certain perquisites, including the use of a Company automobile, the non-exclusive use of the Company's apartment in New York City and tax preparation services. The agreement also provides for payments of an amount equal to two year's salary following termination of employment by reason of death, disability, change in control of the Company or material demotion. It contains non-competition restrictions effective during the employment term and for one year thereafter. Other Compensation includes paid life insurance premiums of $22,581 in fiscal 2002, $22,449 in fiscal 2001 and $22,466 in fiscal 2000 paid pursuant to a "split dollar" agreement.

Compensation Committee's Report on Executive Compensation

         In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

- compensation levels should be competitive with compensation generally being paid to executives in other profitable and growing specialty retail companies of a similar size;

- each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive;

- a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests; and

- executive compensation should reflect the Company's entrepreneurial and cost-conscious orientation.


         Following David R. Jaffe's promotion to President and Chief Executive Officer in February 2002, the Committee considered new terms of employment for David R. Jaffe, as Chief Executive Officer, and for Elliot Jaffe, as Founder and Chairman of the Board. The Committee negotiated and approved an employment agreement with Elliot S. Jaffe, which provides for him to continue to function as the executive Chairman of the Board and an active member of senior management at a reduced salary until July 2005 (subject to extension to July 2007) unless Mr. Jaffe elects to terminate such active involvement after July 2004. The agreement provides for Mr. Jaffe to remain in a non-executive and consultative capacity following the termination of his active involvement in senior management at a further reduced salary. The Committee also negotiated and approved an employment agreement with David R. Jaffe, which provides for a salary increase to $650,000 per year. Both agreements provide for specified benefits and perquisites. See the description of the Employment Agreements with Elliot S. Jaffe and David R. Jaffe under the Summary Compensation table above.

         Following Keith Fulsher's promotion to Senior Vice President and General Merchandise Manager and David R. Jaffe's promotion to President and Chief Executive Officer the Committee granted stock options to each of them.

         Under the Company's Management Incentive Plan, executives of the Company, from the level of Department Directors up through and including the Chairman of the Board and the President, are entitled to bonuses up to prescribed percentages of their base salaries pursuant to a formula which involves the executive's division and the individual performance of the executive. The Committee reviewed the Management Incentive Plan results for fiscal 2002, including the incentive payments to Elliot S. Jaffe and David R. Jaffe as Chief Executive Officers. The Committee also approved certain changes in the formula and in the goals for fiscal 2003.




                                    The Compensation and Stock Option Committee



                                    Mr. Donald Jonas Mr. Edward
                                    D. Solomon

Performance Graph

         The following graph illustrates, for the period from July 26, 1997 (the Base Year) through July 27, 2002, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite-500 Stock Index, 3) The S&P Specialty Apparel Retailers Index and 4) an index of four peer companies selected by the Company, assuming that all dividends were reinvested. The Company has chosen to use this peer group index in its performance graph because management believes the peer group index is a better reflection of the Company's competitors in the marketplace. The peer group consists of all other publicly traded women's specialty apparel chains known to the Company with which it competes directly: Cato, Charming Shoppes, Deb Shops and United Retail Group.

The comparisons in this table are required by the Securities and Exchange Commission and, therefore, are not intended to forecast or be indicative of possible future performance of the Company's common stock.


                      COMPARISON OF CUMULATIVE TOTAL RETURN
             For the period from July 26, 1997 through July 27, 2002



                                  [GRAPH]



TOTAL RETURN ANNUAL COMPARISON
5 YEAR CUMULATIVE TOTAL RETURN SUMMARY
JULY 2002

                            26-NOV-02

DESCRIPTION                              1997      1998      1999      2000      2001      2002
-----------                              ----      ----      ----      ----      ----      ----
Dress Barn Inc.            Cum $        $100.00   $106.90   $ 73.28   $ 95.40   $105.52   $128.74
S & P 500                  Cum $        $100.00   $119.28   $143.38   $156.25   $133.86   $102.23
Speciality Stores          Cum $        $100.00   $140.95   $238.58   $179.72   $165.80   $117.42
Peer Group Only            Cum $        $100.00   $124.26   $164.78   $123.90   $171.02   $203.27


Option Grants in the Last Fiscal Year


                                                 % of Total
                                                   Options
                                                  Granted To
                                 Number of        Employees                                             Grant Date
                                  Options         in Fiscal      Exercise Price      Expiration          Present
            Name                Granted (#)        Year(1)          ($/share)           Date            Value (2)
------------------------------ --------------- ----------------- ---------------- ----------------- -------------------
David R. Jaffe                      150,000          18.81%             $15.11         6/04/2012          $991,235
Keith Fulsher                        80,000          10.03%              $9.86         2/16/2012           348,073

--------------------------------------------------------------------------------

(1) Mr. Jaffe's options were granted at the market price on the date of grant, for a term of ten years, vesting 20% per year over a five-year period. Mr. Fulsher's options were granted below the market price of $13.49 on the date of the grant and vest 20% per year over a five-year period.

(2) The grant date present value is an estimate only, arrived at using the Black-Scholes option pricing model. The following weighted average assumptions as of the grant date of the options for Mr. Jaffe's and Mr. Fulsher's options, respectively: risk-free interest rate of 3.92% and 4.29%, expected life of option of 5.0 years for both, expected dividend yield of 0% for both and expected stock volatility of approximately 44.35% and 42.91%. For an estimate of the impact of all stock option grants on the Company's financial results using the Black-Scholes valuation method, see note 7 to the Consolidated Financial Statements in the Company's Annual Report to Stockholders for fiscal 2002.



Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values


                              Shares                         Number of Unexercised           Value of Unexercised
                             Acquired                              Options                      In the Money
                                on             Value           at July 27, 2002                   Options(1)
                             Exercise        Realized   ----------------------------      --------------------------
    Name                       (#)             ($)        Exercisable  Unexercisable      Exercisable   Unexercisable
------------               ----------      -----------    -----------  -------------      -----------   -------------
Elliot S. Jaffe               100,000        $239,392           ---       180,000          $      ---     $2,775,420
David R. Jaffe                 52,000         456,920       194,800       300,000           3,817,788      3,413,850
Keith Fulsher                  10,800          70,528           ---       107,200                 ---      1,357,292
Armand Correia                 44,000         257,166           ---        72,000                 ---      1,110,168
Eric Hawn                      26,000         146,385           ---        48,000                 ---        740,112


--------------------------------------------------------------------------------

(1) Represents the difference between the closing market price of the Company's common stock at July 27, 2002 ($13.52 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.

                           INTEREST OF MANAGEMENT AND
                         OTHERS IN CERTAIN TRANSACTIONS


         The Company leases two of its store locations from Elliot S. Jaffe, Chairman of the Board, or members of his family or related trusts ("affiliated landlords"). The following table describes the terms of these leases:


                                                                                                 Minimum
                                                                                                  Annual
                                                                                                Rent Per
            Store                                                Renewal         Square           Square
          Location               Expiration                      Options          Feet             Foot
          --------               ----------                      -------          -----            ----
Norwalk, CT DB/DBW           April 30, 2011         Until April 30, 2031         12,700           $11.22
Danbury, CT                    June 30,2005              Until June 2015          8,000           $13.00


         Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately eight percent. The Company believes that the leases with such affiliated parties are on terms that are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas. During fiscal 2002, the Company paid a total of approximately $288,000 in rent to affiliated landlords.

         Under a "split-dollar" insurance agreement with a trust established by David R. Jaffe and his wife, the Company has agreed to pay, during the life of the insurance policy, a portion of the premium. This policy is on the joint lives of David R. Jaffe and his wife, and has a fair value of $5 million (the "Insurance Policy"). The Company is obligated to continue to pay the premium on the Insurance Policy until the earlier of (a) such time as the cash value of the Insurance Policy is sufficient to pay the premium, estimated to be approximately 7 more years, or (b) the termination of the "split-dollar" agreement. This agreement terminates on the earliest of a number of events including (i) reimbursement to the Company of the premiums paid by it or (ii) the death of the survivor of David R. Jaffe and his wife. The premium is estimated to be approximately $22,500, annually. The Company has similar "split-dollar" agreements with trusts established by Burt Steinberg, Executive Director and former Chief Operating Officer of the Company. Under these "split-dollar" agreements, the premiums paid by the Company are to be returned no later than
(a) the death of the survivor of the executive and his spouse and (b) the surrender or termination of each Insurance Policy. Consequently, these agreements should not result in an expense to the Company, except to the extent of costs incurred (if any) for advancing the premiums, and for the excess (if any) of the premiums paid by the Company over the cash surrender value of the insurance policies.

         The Company has adopted a separate "split dollar" insurance program for all officers and certain other executives, including all of the executive officers named in the foregoing tables, which provides for guaranteed levels of basic life insurance payable to each individual's designee, based on the individual's position within the Company, at no cost to the individual for the duration of the individual's term of employment. Pursuant to these policies, each of the executive officers named in the foregoing tables are entitled to $1 million of basic life insurance at no additional cost to them. The Company is considering the impact, if any, of recent legislation on the ability of the Company to continue the split dollar insurance agreements and program as they pertain to the executive officers named in the foregoing tables and Mr. Steinberg.

                        RECEIPT OF SHAREHOLDER PROPOSALS


         Any proposals of shareholders that are intended to be presented at the Company's 2003 Annual Meeting of Shareholders, which is expected to be held in December 2003, must be received at the Company's principal executive offices no later than July 13, 2003, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.


                                  OTHER MATTERS


         Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

         Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

         Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

         The Annual Report of the Company, including financial statements, for fiscal 2002 is included with this Proxy Statement.




BY ORDER OF THE BOARD OF DIRECTORS







                                             ELLIOT S. JAFFE
                                             Chairman of the Board




         The Company's Board of Directors requests that you date and sign the enclosed proxy and return it in the enclosed, self-addressed envelope. No postage is required if you mail it in the United States. Your prompt response will be helpful, and we appreciate your cooperation.

                                   APPENDIX 1

                              THE DRESS BARN, INC.
                                30 Dunnigan Drive
                             Suffern, New York 10901



This Proxy is Solicited on Behalf of The Board of Directors


The undersigned hereby appoints David R. Jaffe and Burt Steinberg, and each or either of them, proxies for the undersigned with full power of substitution, to appear and vote all shares of common stock of the Company, which the undersigned would be entitled to vote if personally present, and otherwise with the same force and effect as the undersigned, at the Annual Meeting of Shareholders of the Company to be held at The Dress Barn Corporate Headquarters, 30 Dunnigan Drive, Suffern, New York, on Monday, December 9, 2002 at 9:00 A.M., and any adjournments thereof, upon the matters set forth in the Notice of such meeting and Proxy Statement, receipt of which is hereby acknowledged.


                  (Continued and to be signed on reverse side)

                                                   Please mark your     [X]
                                                   votes as INDICATED
                                                   in this example

                                                                      FOR              WITHHOLD
                                                                  all nominees        AUTHORITY
                                                                     listed        to vote for all
                                                               (except as marked   nominees listed
                                                                to the contrary)
     ELECTION OF DIRECTORS
Edward D. Solomon, Klaus Eppler and Roslyn S. Jaffe                   [ ]                [ ]
(3 year terms)

John Usdan (1 year term)

INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee's name here:


-----------------------------------------

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR the election of all nominees as Director.

In the discretion of the proxies, upon all other matters as may properly come before the meeting.



Signature(s):                                            Date:                                   , 2002
             --------------------------------------------       ---------------------------------

IMPORTANT: Please sign here exactly as your name is printed hereon. When signing as attorney, executor, administrator, trustee or guardian, please sign your full title as such. Each joint owner should sign. Only authorized officers should sign for a corporation. Please sign and send in your proxy promptly.